Exhibit 99.1
SELLAS Life Sciences Reports Full Year 2025 Financial Results and Provides Corporate Update

–Continued Advancement of Pivotal Phase 3 REGAL Trial of Galinpepimut-S (GPS) in Acute Myeloid Leukemia (AML) - Final Analysis upon Reaching 80 Events –

–First Patient Dosed in Phase 2 Trial of SLS009 in Newly Diagnosed First Line AML –

–Reported Positive Phase 2 Data of SLS009 in Relapsed/Refractory (r/r) AML at ASH 2025 –

–$71.8 Million in Cash and Cash Equivalents as of December 31, 2025; Additional $42.6 Million in Proceeds Received in Q1 2026 to Date Through Warrant Exercises –

NEW YORK, NY March 19, 2026 -- SELLAS Life Sciences Group, Inc. (NASDAQ: SLS) (“SELLAS’’ or the “Company”), a late-stage clinical biopharmaceutical company focused on the development of novel therapies for a broad range of cancer indications, today reported financial results for the full year ended December 31, 2025, and provided a corporate update.

“Based upon continued progress in our GPS and SLS009 clinical programs in AML, we believe 2026 is shaping up to be a pivotal year for SELLAS,” said Angelos Stergiou, MD, ScD h.c., President and Chief Executive Officer of SELLAS. “We are advancing toward the final analysis of our Phase 3 REGAL trial evaluating GPS in AML patients who have achieved complete remission following second-line salvage therapy. Once we reach the required pre-specified 80th event, which will be announced, we will proceed with the necessary procedures towards database lock completion, statistical analysis, unblinding, and disclosure of topline results. If positive, REGAL could position GPS as a first- and best-in-class immunotherapeutic option in this AML population and serve as a significant value-inflection point for SELLAS.”

Dr. Stergiou continued, “We also continue to make significant progress in our SLS009 clinical program for AML. Following the positive Phase 2 results of SLS009 in r/r AML presented at ASH, particularly in high-risk molecular subtypes, we have now dosed the first patient in the expansion cohort, which is evaluating SLS009 in newly diagnosed, first-line AML patients. Additionally, our preclinical data presented at ESMO in T-PLL demonstrated a statistically significant survival benefit of SLS009 both as monotherapy and in combination with venetoclax in a patient-derived xenograft model, further supporting the breadth of the CKD9 inhibition strategy. With a catalyst rich outlook, continued clinical execution, our strongest financial position in history and expansion into earlier treatment settings, we look forward to an important year ahead.”

Recent Corporate Highlights:

European Collaboration to Advance SLS009 Clinical Program: In January 2026, SELLAS entered into a strategic collaboration with IMPACT-AML to expand SLS009 clinical program in Europe. Under the agreement, IMPACT-AML’s STREAM clinical network will conduct a study of SLS009 in combination with AZA/VEN in newly diagnosed AML patients. The enrollment of approximately 40 patients in Europe is anticipated in Q2 2026.

Phase 3 REGAL Trial of GPS: On December 29, 2025, the Company provided an update on the pivotal Phase 3 REGAL trial, announcing that a total of 72 events had been recorded as of December 26, 2025, with the study remaining fully blinded. After reaching the required pre-specified 80th event, customary database lock and blinded data review procedures must be completed before statistical analysis, unblinding, and disclosure of topline results. Because the final analysis is event-driven, the timing of studies with overall survival as an endpoint can vary; SELLAS will announce the 80th event when it occurs.

Phase 2 SLS009 in r/r AML: On December 7, 2025, the Company announced that clinical data from its ongoing Phase 2 study of SLS009, in combination with azacitidine (AZA) and venetoclax (VEN) for the treatment of patients with r/r AML with myelodysplastic syndrome-related changes (AML-MR) after prior VEN-based treatment were presented at the 67th American Society of Hematology (ASH) Annual Meeting and Exposition in December 2025. SLS009 in combination with AZA/VEN demonstrated clinically meaningful activity in patients with R/R AML-MR, and among the 35 evaluable patients, the overall response rate (CR/Cri/MLFS) was 46%, including 29% achieving CR/CRi. Patients harboring ASXL1 or TP53 mutations achieved response rates of 48% and 57%, respectively. The median overall survival (mOS) was exceedingly higher than the expected 2.6 months in this R/R AML patient population, and in the least pretreated cohort, mOS reached 8.9 months. Across all cohorts, patients with one prior line of therapy experienced the greatest benefit, with a 58% response rate and mOS not yet reached. No dose-limiting toxicities (DLTs) or treatment-related deaths were observed, and the combination was well tolerated.

Expansion of SLS009 into Earlier-Line AML Treatment: Following the encouraging Phase 2 results of SLS009 in r/r AML particularly in patients with high-risk molecular subtypes, the Company has expanded the development program into earlier lines of therapy. After receiving constructive feedback from the FDA, SELLAS dosed the first patient in an 80-patient trial in newly diagnosed AML patients as well as those who become refractory early to AZA/VEN treatment which we established through our extensive transcriptomics, genomics, and proteomics models.

Preclinical Data on SLS009 in AML at the 2026 American Association for Cancer Research (AACR): The data shows that SLS009 induces apoptosis in AML cell lines, including those harboring high-risk ASXL1 and TP53 mutations. Pharmacodynamic changes were observed as early as 8 hours after treatment and became more pronounced over time, with reductions in MCL-1 and survivin, correlating with increased apoptosis. The poster, entitled, “Tambiciclib (SLS009), a CDK9 inhibitor, promotes apoptosis and suppresses MCL-1 levels in AML cell lines” will be presented on April 21, 2026.

Preclinical Data on SLS009 in T-PLL Presented at ESMO 2025: In October 2025, preclinical data demonstrating statistically significant survival benefit of SLS009 were presented at the European Society for Medical Oncology (ESMO) Congress in Berlin, Germany. The results showed that SLS009, as a monotherapy and in combination with VEN, significantly prolonged survival compared to VEN alone in an in vivo patient-derived xenograft model of T-cell prolymphocytic leukemia (T-PLL). These findings further support the therapeutic potential of SLS009 to improve outcomes across multiple hematologic malignancies.

Virtual R&D Day on Advancing Novel Therapies in AML: On October 29, 2025, SELLAS hosted a virtual R&D Day on “Advancing Novel Therapies in Acute Myeloid Leukemia (AML)”

featuring key opinion leaders and Company management. The event provided a detailed review of the Company’s ongoing Phase 3 REGAL trial of GPS and the SLS009 program, underscoring each therapy’s potential to address multiple stages of disease progression along the AML treatment continuum. To access a replay of the R&D Day, please click here.

Received $67.2 Million in Gross Proceeds from Warrant Exercises in 2025: In September and October 2025, SELLAS received a total of approximately $54.6 million in gross proceeds from the immediate exercise of existing warrants, including $23.6 million from warrants issued in January 2025 and $31.0 million from warrants issued in March and August 2024. An additional $12.6 million in proceeds was received during 2025 from the exercise of other previously outstanding warrants.

Received Additional $42.6 Million in Proceeds from Warrant Exercises in Q1 2026: Subsequent to December 31, 2025, the Company received an additional $42.6 million in proceeds from the exercise of previously outstanding warrants. These additional proceeds bolster the reported $71.8 million cash and cash equivalents as of December 31, 2025, and provide the Company with the strongest financial position in its history.

Financial Results for the Full Year 2025:

Research and Development Expenses: Research and development expenses for the year ended December 31, 2025, were $16.0 million, compared to $19.1 million for the year ended December 31, 2024. The decrease was primarily due to decreases in clinical trial expenses and clinical and regulatory consulting costs, which were primarily driven by the completion of enrollment in the REGAL study in the first quarter of 2024.

General and Administrative Expenses: General and administrative expenses for the year ended December 31, 2025, were $12.3 million, as compared to $12.4 million for the year ended December 31, 2024. The decrease was primarily attributable to a decrease in personnel related expenses.

Net Loss: The net loss was $26.9 million for the year ended December 31, 2025, or a basic and diluted loss per share of $0.25, as compared to a net loss of $30.9 million for the year ended December 31, 2024, or a basic and diluted loss per share of $0.50.

Cash Position: As of December 31, 2025, cash and cash equivalents totaled approximately $71.8 million. Subsequent to December 31, 2025, the Company received an additional $42.6 million in proceeds from the exercise of previously outstanding warrants.

About SELLAS Life Sciences Group, Inc.

SELLAS is a late-stage clinical biopharmaceutical company focused on the development of novel therapeutics for a broad range of cancer indications. SELLAS’ lead product candidate, GPS, is licensed from Memorial Sloan Kettering Cancer Center and targets the WT1 protein, which is present in an array of tumor types. GPS has the potential as a monotherapy and combination with other therapies to address a broad spectrum of hematologic malignancies and solid tumor indications. The Company is also developing SLS009 (tambiciclib) - potentially the first and best-in-class differentiated small molecule CDK9 inhibitor with reduced toxicity and increased potency compared to other CDK9 inhibitors. Data suggests that SLS009 demonstrated a high response rate in AML patients with unfavorable prognostic factors including ASXL1 mutation, commonly associated with poor prognosis in various myeloid diseases. For more information on SELLAS, please visit www.sellaslifesciences.com.

Forward-Looking Statements

This press release contains forward-looking statements. All statements other than statements of historical facts are “forward-looking statements,” including those relating to future events. In some cases, forward-looking statements can be identified by terminology such as “plan,” “expect,” “anticipate,” “may,” “might,” “will,” “should,” “project,” “believe,” “estimate,” “predict,” “potential,” “intend,” or “continue” and other words or terms of similar meaning. These statements include, without limitation, statements related to the GPS clinical development program, including the REGAL study and the timing of future milestones related thereto. These forward-looking statements are based on current plans, objectives, estimates, expectations, and intentions, and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks and uncertainties with oncology product development and clinical success thereof, the uncertainty of regulatory approval, and other risks and uncertainties affecting SELLAS and its development programs as set forth under the caption “Risk Factors” in SELLAS’ Annual Report on Form 10-K filed on March 19, 2026 and in its other SEC filings. Other risks and uncertainties of which SELLAS is not currently aware may also affect SELLAS’ forward-looking statements and may cause actual results and the timing of events to differ materially from those anticipated. The forward-looking statements herein are made only as of the date hereof. SELLAS undertakes no obligation to update or supplement any forward-looking statements to reflect actual results, new information, future events, changes in its expectations, or other circumstances that exist after the date as of which the forward-looking statements were made.

Investor Contact
John Fraunces
Managing Director
LifeSci Advisors, LLC
jfraunces@lifesciadvisors.com

SELLAS LIFE SCIENCES GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except share and per share data)

	Year Ended December 31,
	2025	2024
Operating expenses:
Research and development	$16,022	$19,096
General and administrative	12,252	12,417
Total operating expenses	28,274	31,513
Loss from operations	(28,274)	(31,513)
Non-operating income:
Interest income	1,411	632
Total non-operating income	1,411	632
Net loss	$(26,863)	$(30,881)

Per share information:
Net loss per common share, basic and diluted	$(0.25)	$(0.50)
Weighted-average common shares outstanding, basic and diluted	109,051,215	61,202,412

SELLAS LIFE SCIENCES GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share and per share data)

	December 31,
	2025	2024
ASSETS
Current assets:
Cash and cash equivalents	$71,793	$13,886
Restricted cash and cash equivalents	100	100
Prepaid expenses and other current assets	3,318	2,341
Total current assets	75,211	16,327
Operating lease right-of-use assets	963	925
Goodwill	1,914	1,914
Deposits and other assets	257	266
Total assets	$78,345	$19,432
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,948	$3,500
Accrued expenses and other current liabilities	3,525	5,466
Operating lease liabilities	544	544
Total current liabilities	7,017	9,510
Operating lease liabilities, non-current	457	457
Total liabilities	7,474	9,967
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.0001 par value; 350,000,000 shares authorized, 153,103,459 and 73,977,459 shares issued and outstanding at December 31, 2025 and 2024, respectively	15	7
Additional paid-in capital	345,844	257,583
Accumulated deficit	(274,988)	(248,125)
Total stockholders’ equity	70,871	9,465
Total liabilities and stockholders’ equity	$78,345	$19,432